EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Software, Inc.:

We consent to the use of our reports dated July 16, 2007, with respect to the consolidated balance sheets of American Software, Inc. and subsidiaries (the “Company”) as of April 30, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended April 30, 2007, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2007 and the effectiveness of the internal control over financial reporting as of April 30, 2007, incorporated herein by reference in the Registration Statement on Form S-8 of the Company. Our report on the consolidated financial statements refers to a change in accounting for stock-based compensation in 2007.

/s/ KPMG LLP

Atlanta, Georgia

August 29, 2007